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                                                                      EXHIBIT 12

DELTA AIR LINES, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (In millions, except ratios)

                                                                   -------    -------    -------    -------    -------
                                                                   2002 (1)   2001 (1)    2000       1999       1998
                                                                   -------    -------    -------    -------    -------

Earnings (loss):
              Earnings (loss) before income taxes and cumulative
              effect of accounting change                          $(2,002)   $(1,864)   $ 1,549    $ 2,093    $ 1,776

Add (deduct):
              Fixed charges from below                               1,340      1,204      1,079        831        703
              (Income)/loss from equity investees                      (41)        12        (59)       (30)       (15)
              Distributed income of equity investees                    40         70         32        100         --
              Interest capitalized                                     (15)       (32)       (45)       (48)       (40)
                                                                   -------    -------    -------    -------    -------

Earnings (loss) as adjusted                                        $  (678)   $  (610)   $ 2,556    $ 2,946    $ 2,424

Fixed charges:
              Interest expense                                     $   660    $   531    $   426    $   250    $   179
              Amortization of debt costs                                19         12          1         11          3
              Preference security dividend                              24         22         22         20         18
              Portion of rental expense representative of the
                interest factor                                        637        639        630        550        503
                                                                   -------    -------    -------    -------    -------

Total fixed charges                                                $ 1,340    $ 1,204    $ 1,079    $   831    $   703

Ratio of earnings to fixed charges                                   (0.51)     (0.51)      2.37       3.55       3.45



(1) Fixed charges exceeded our adjusted earnings (loss) by $2.0 billion and $1.8 billion for the years ended December 31, 2002 and 2001, respectively.